As filed with the Securities and Exchange Commission on October 19, 2022

Registration No. 333-240348

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVALARA, INC.

(Exact name of registrant as specified in its charter)

Washington	91-1995935
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

255 South King Street, Suite 1800

Seattle, Washington 98104

(206) 826-4900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott McFarlane

Chairman and Chief Executive Officer

Avalara, Inc.

255 South King Street, Suite 1800

Seattle, Washington 98104

(206) 826-4900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alesia Pinney, Executive Vice President, Chief Legal Officer, and Secretary Avalara, Inc. 255 South King Street, Suite 1800 Seattle, Washington 98104 (206) 826-4900	Andrew Moore Allison Handy Perkins Coie LLP 1201 Third Avenue, Suite 4900 Seattle, Washington 98101 (206) 359-8000

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Avalara, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to deregister all unsold securities registered under the Registration Statement on Form S-3 filed by the Company with the U.S. Securities and Exchange Commission on August 4, 2020 (File No. 333-240348) (the “Registration Statement”).

On October 19, 2022, as contemplated by the Agreement and Plan of Merger, dated August 8, 2022, by and among the Company, Lava Intermediate, Inc., a Delaware corporation (“Parent”) and Lava Merger Sub, Inc., a Washington corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (such transaction, the “Merger”).

As a result of the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to existing registration statements, including the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Company’s securities that remain unsold at the termination of the offering, the Company hereby removes from registration, by means of this Post-Effective Amendment to the Registration Statement, any and all securities registered under the Registration Statement that remain unsold as of the effectiveness of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, state of Washington, on the 19th day of October, 2022.

AVALARA, INC.

By:	/s/ Alesia L. Pinney
Name:	Alesia L. Pinney
Title:	Executive Vice President, Chief Legal Officer, and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.